Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-223639

Ford Motor Credit Company LLC

Final Term Sheet

3.370% Notes due 2023

4.125% Notes due 2027

3.370% Notes due 2023

Issuer:	Ford Motor Credit Company LLC

Trade Date:	August 12, 2020

Settlement Date:	August 17, 2020 (T+3)

Stated Maturity:	November 17, 2023

Principal Amount:	$1,000,000,000

Interest Rate:	3.370%

Benchmark Treasury:	0.125% due July 15, 2023

Benchmark Treasury Yield and Price:	0.189%; 99-26

Yield to Maturity:	3.375%

Price to Public:	99.988% of principal amount plus accrued interest from August 17, 2020

Underwriting Discount:	0.600%

Net Proceeds (Before Expenses) to Issuer:	$993,880,000 (99.388%)

Interest Payment Dates:	Semi-annually on each May 17 and November 17, beginning November 17, 2020

Redemption Provision:	Make-Whole Call: At greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 50 basis points

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
Intesa Sanpaolo S.p.A.
Lloyds Securities Inc.
TD Securities (USA) LLC

Co-Managers:	Santander Investment Securities Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
UniCredit Capital Markets LLC

CUSIP/ISIN:	345397 A78 / US345397A787

4.125% Notes due 2027

Issuer:	Ford Motor Credit Company LLC

Trade Date:	August 12, 2020

Settlement Date:	August 17, 2020 (T+3)

Stated Maturity:	August 17, 2027

Principal Amount:	$1,250,000,000

Interest Rate:	4.125%

Benchmark Treasury:	0.375% due July 31, 2027

Benchmark Treasury Yield and Price:	0.494%; 99-06

Yield to Maturity:	4.125%

Price to Public:	100.000% of principal amount plus accrued interest from August 17, 2020

Underwriting Discount:	0.825%

Net Proceeds (Before Expenses) to Issuer:	$1,239,687,500 (99.175%)

Interest Payment Dates:	Semi-annually on each February 17 and August 17, beginning February 17, 2021

Redemption Provision:	Make-Whole Call: Prior to June 17, 2027 (two months prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 50 basis points

Par Call: At any time on or after June 17, 2027 (two months prior to maturity date)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
Intesa Sanpaolo S.p.A.
Lloyds Securities Inc.
TD Securities (USA) LLC

Co-Managers:	Santander Investment Securities Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
UniCredit Capital Markets LLC

CUSIP/ISIN:	345397 A86 / US345397A860

It is expected that delivery of the Notes will be made against payment therefor on or about August 17, 2020, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, SG Americas Securities, LLC at 1-855-881-2108 and SMBC Nikko Securities America, Inc. at 1-888-868-6856.